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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 5, 2007

ARCHSTONE-SMITH TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-11706 (Commission File Number)	84-1592064 (I.R.S. Employer Identification Number)
9200 E. Panorama Circle, Suite 400, Englewood, CO (Address of principal executive offices)		80112 (Zip Code)

Registrant's telephone number, including area code: (303) 708-5959

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

        On August 5, 2007, Archstone-Smith Trust and Archstone-Smith Operating Trust entered into Amendment Number 1 to the Agreement and Plan of Merger dated as of May 28, 2007 (the "merger agreement") among Archstone-Smith Trust, Archstone Smith Operating Trust, and affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc. (the "Amendment"), pursuant to which an entity jointly controlled by affiliates of Tishman Speyer Real Estate Venture VII, L.P. and Lehman Brothers Holdings Inc. has agreed to acquire Archstone-Smith.

        The Amendment does not change the consideration to be received by the holders of Archstone-Smith's common shares. Holders of Archstone-Smith's common shares will continue to be entitled to receive in the merger $60.75 in cash, without interest and less applicable withholding taxes, for each common share that they hold immediately prior to the effective time of the merger. In addition, in connection with the merger of Archstone-Smith Operating Trust, holders of Archstone-Smith Operating Trust's Class A-1 common units will continue to receive, for each such unit, one newly issued Series O preferred unit of Archstone-Smith Operating Trust or, if they so elect, a cash payment equal to $60.75, without interest and less applicable withholding taxes, for each Class A-1 common unit that they own or a combination of Series O preferred units and the cash consideration.

        Under the terms of the Amendment, among other things, the parties continue to be obligated to close the mergers as promptly as practicable (but in no event later than the third business day) after all of the conditions to the closing of the mergers are satisfied or appropriately waived, but would not be required to complete the closing during the period beginning on August 15, 2007 and ending on October 4, 2007. Prior to the Amendment, the buyer parties would not have been required under the merger agreement to consummate the mergers between August 15, 2007 and August 31, 2007.

        A special meeting of Archstone-Smith's common shareholders has been scheduled for Tuesday, August 21, 2007 at 12:00 noon, local time, in Denver, Colorado, for the purpose of voting on the proposed Archstone-Smith merger and the other transactions contemplated by the merger agreement. The consummation of the merger is currently expected to occur on or about October 5, 2007, but remains subject to customary closing conditions including, among other things, compliance with European anti-trust regulations and the approval of the Archstone-Smith merger by the affirmative vote of the holders of at least a majority of Archstone-Smith Trust's outstanding common shares. The closing of the mergers is not subject to a financing condition. Neither Archstone-Smith nor any of its affiliates can give any assurance that the Archstone-Smith merger will be approved by Archstone-Smith Trust's common shareholders or that any of the other conditions to the closing of the mergers will be met.

        In addition, Archstone-Smith has received communications on behalf of certain unitholders in Archstone-Smith Operating Trust alleging, among other things, that the requirement that such unitholders release Archstone-Smith and the buyer parties from any claims under any of their previously existing tax protection agreements with Archstone-Smith in order to be able to elect to receive the cash merger consideration was not permissible, and threatening to seek injunctive relief and monetary damages. In connection with the Amendment, Archstone-Smith and the buyer parties have agreed that such release will no longer be required for unitholders to elect to receive the cash merger consideration. Also pursuant to the Amendment, the parties confirmed and acknowledged that, as of the date of the Amendment, to their knowledge, there was no fact, event, effect, notice, development, change, circumstance or condition that had occurred and/or was continuing that would cause, or would reasonably be likely to cause, any of the conditions to the consummation of the mergers not to be satisfied on or before the December 31, 2007, the outside date under the merger agreement.

        The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated into this report by reference.

Item 8.01. Other Events

        On August 6, 2007, Archstone-Smith Trust issued a press release announcing that it entered into the Amendment. A copy of Archstone-Smith's press release is attached as Exhibit 99.4.

Item 9.01 Financial Statements and Exhibits

  (d)
  Exhibits

    The exhibits required by this item are set forth on the Exhibit Index attached hereto.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHSTONE-SMITH TRUST
Date: August 6, 2007	By:	/s/ THOMAS S. REIF Thomas S. Reif Group Vice President and Associate General Counsel

EXHIBIT INDEX

Exhibit Number	Description
2.1	Amendment No. 1 dated August 5, 2007 to the Agreement and Plan of Merger dated as of May 28, 2007, among Archstone-Smith Trust, Archstone-Smith Operating Trust, River Holding, LP, River Acquisition (MD), LP, and River Trust Acquisition (MD), LLC
99.1
Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series O Preferred Units (included as Exhibit A to Exhibit 2.1 being filed herewith)
99.2
Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series P Preferred Units (included as Exhibit B to Exhibit 2.1 being filed herewith)
99.3
Form of Designation of the Preferences, Redemption and other Rights, Voting Powers, Restrictions, and Limitations as to Series Q Preferred Units (included as Exhibit C to Exhibit 2.1 being filed herewith)
99.4	Press Release dated August 6, 2007 issued by Archstone-Smith Trust

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  Item 1.01. Entry into a Material Definitive Agreement.
  Item 8.01. Other Events
  Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX